Contact: David Meynarez CFO QSGI, Inc. 561-629-5713 David.Meynarez@QSGIInc.com

[Missing Graphic Reference]

QSGI Acquires Certain Assets of The Gasket Guy, Inc.; Acquisition Expands QSGI’s
Service Offerings to Include Energy Saving Technologies

Palm Beach, FL—September 21, 2011—QSGI INC. (Pink Sheets: QSGI) today announced that its wholly owned subsidiary, QSGI Green, Inc. has acquired certain assets of The Gasket Guy, Inc. and its related operations.  The acquisition will represent 100% of QSGI Green’s operations and financial results going forward. The Gasket Guy, Inc. is a leading provider of replacement gaskets for refrigeration units that provide significant energy savings for restaurants, hotels, supermarkets, fast-food chains, and other businesses nationwide.  QSGI Green acquired The Gasket Guy, Inc. through an asset purchase agreement for the company’s operating assets. The agreement consists of a subordinated seller’s note not to exceed $412,500 maturing no later than December 5, 2016 and bears interest at a rate of 7.5% annually, an agreement by QSGI to collect approximately $725,000 of The Gasket Guy’s accounts receivables to be used to satisfy existing bank debt for which the assets serve as collateral, as well as an earn-out based on QSGI Green achieving profit milestones over the next five years.

The Gasket Guy, Inc. generated revenues in excess of $2.5 million and achieved a fifteen percent net profit margin over the trailing twelve months ended June 30, 2011 based on unaudited financials. The Gasket Guy has added more than 10,000 customers and has achieved over 50 % compound annual growth rate over the past 3 years.

The Gasket Guy, Inc. manufactures replacement refrigeration gaskets to fit any commercial refrigeration unit including refrigerators, coolers, and walk-in units. Additionally they have a full line of refrigeration replacement parts including strip curtains, night shades, door handles and hinges. Leaking gaskets waste energy and cause excessive wear on refrigeration equipment. By providing factory-new replacement gaskets, The Gasket Guy helps customers save energy, money and the environment. While fitted gaskets generate their own return on investment (ROI), energy companies in many regions provide rebates and incentives programs to encourage customers to invest in energy saving improvements.  The Gasket Guy has successfully worked with numerous utility companies under these incentive programs to reduce energy costs.

The Gasket Guy operates four units: The Gasket Guy (www.TheGasketGuy.com), Green Energy Masters (www.GreenEnergyMasters.com), Top Refrigeration Parts (www.Top-Refrigeration-Parts.com), and 1-877-Gaskets (www.1877Gaskets.com).  These segments provide a variety of services including direct installation services, manufacturer supply parts to other refrigeration companies, refrigeration parts supplied by mail, and e-commerce.

Marc Sherman, Chairman and CEO of QSGI Inc., explained, “Our acquisition of The Gasket Guy, Inc. adds a new element to our service offerings and represents a potential growth opportunity.  Traditionally, our business has been focused on the re-use and recycling of technology.  With the addition of this business, we can now offer customers the ability to reduce energy consumption as well.  The Gasket Guy has a very compelling value proposition for customers.  First, by providing new replacement gaskets, we can show an immediate and measurable ROI in the form of energy savings for customers.  Second, many of the leading energy companies have begun to provide rebates and incentives to encourage customers to utilize our services.  We welcome the management team of The Gasket Guy, including Moshe Schneider, and Avner Harel, who will run the sales and operations of QSGI Green, and will play an important role in the growth of QSGI Green in the years ahead.”

Mr. Sherman concluded, “The traditional waste hierarchy is most often illustrated as a triangle whose three sides are comprised of Reduce, ReUse, and Recycle.  QSGI Green, Inc. helps customers reduce their use of electricity and the fossil fuels that generate it. KruseCom enables customers to reuse or remarket their surplus technology equipment, while JoesScrap.com provides a way for customers to recycle their surplus electronic gear at the end-of-lifecycle.  With this transaction, we now provide all three key elements of the environmental triangle, and plan to build in all three of these segments”

About QSGI, Inc.

QSGI, Inc. specializes in green technology, technology asset management, new product sales, used product remarketing, enterprise maintenance, spare parts sales, end of lifecycle management, hard drive destruction and data erasure, fee-based e-waste disposal, and green recycling.  Providing a spectrum of technology products and services, QSGI creates a marketplace that enables environmentally friendly I.T. transactions between Fortune 500 corporations, original equipment manufacturers, leasing companies, privately held businesses, and even individual consumers.  QSGI’s mission is to continue developing new services that add value for its customers and shareholders.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute "forward-looking statements." Such statements may include, without limitation, statements with respect to the Company's plans, objectives, expectations and intentions, and other statements identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of QSGI to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of mergers, acquisitions, and operations; competition from other technology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and QSGI undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The company names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.